Exhibit 99.1

NEWS RELEASE
Contact:	Barry Sievert Vice President, Investor Relations (214) 303-3437

DEAN FOODS REPORTS FIRST QUARTER 2011 RESULTS

First Quarter Diluted Earnings per Share of $0.14; Adjusted Diluted Earnings per Share of $0.14

Continued Strong Growth at WhiteWave-Alpro Results in 8% Segment Operating Income Growth

Fresh Dairy Direct-Morningstar Continues to Face Challenges, But Business Trends Improving

Second Quarter Guidance of $0.15-$0.20 per Adjusted Diluted Share

Full Year Guidance Increased to $0.67-$0.75 per Adjusted Diluted Share

DALLAS, May 10, 2011 – Dean Foods Company (NYSE: DF) today announced that the Company earned $0.14 per diluted share, as compared to first quarter 2010 earnings of $0.24 per diluted share. On an adjusted basis, first quarter 2011 diluted earnings per share were $0.14, compared to $0.23 per diluted share earned in the prior year’s first quarter.

For the first quarter of 2011, the net income attributable to Dean Foods totaled $25 million, compared to net income of $43 million in the prior year’s first quarter. Adjusted net income for the first quarter was $25 million, compared to adjusted net income of $43 million in the first quarter of 2010.

“Overall, the business is off to a stronger start than we had anticipated and we are somewhat encouraged as we look to the balance of the year,” said Gregg Engles, Chairman and CEO. “While we have a long way to go at Fresh Dairy Direct-Morningstar, I am cautiously optimistic that the trajectory of our business is upward and that we are on a path for continued strong progress as we move through the balance of the year. In our other major segment, WhiteWave-Alpro continued to perform well, with both strong top and bottom-line growth against a tough overlap and unfavorable holiday calendar.”

CONSOLIDATED NET SALES

Net sales for the first quarter totaled $3.05 billion, compared to $2.96 billion of net sales in the first quarter of 2010. Net sales for the first quarter increased due to strong sales growth at WhiteWave-Alpro and the pass-through of higher overall dairy commodity costs that were partially offset by soft volumes at Fresh Dairy Direct-Morningstar.

CONSOLIDATED OPERATING INCOME

Consolidated operating income in the first quarter totaled $106 million, compared to $120 million in the first quarter of 2010. First quarter consolidated adjusted operating income totaled $107 million, compared to $123 million in the first quarter of 2010. The decline in first quarter consolidated adjusted operating income was due to a $15 million decline in operating income at Fresh Dairy Direct-Morningstar and a $5 million increase in Corporate expense, offset by $3 million of operating income growth at WhiteWave-Alpro.

Summary of Dean Foods First Quarter 2011 Operating Results

	Q1 2011 $ millions (except EPS)	Y/Y Change

Consolidated Adjusted Operating Income:	$107	-14%

Interest Expense:	$65	+12%

Consolidated Adjusted Net Income	$25	-42%

Adjusted Diluted Earnings per Share:	$0.14	-39%

FRESH DAIRY DIRECT-MORNINGSTAR

Fresh Dairy Direct-Morningstar fluid milk volumes decreased by 2.4% in the first quarter, compared to industry overall that experienced a volume decline of approximately 1.2% on a year over year basis, based on USDA data and Company estimates. Total volumes from the segment declined 3.8% from the first quarter of 2010, including approximately 0.5% from the divestiture of the Mountain High yogurt business. The soft volume in the quarter was offset by the pass-through of higher average commodity costs in the quarter resulting in Fresh Dairy Direct-Morningstar net sales of $2.54 billion, a 2% increase from $2.49 billion in net sales for the first quarter of 2010. The first quarter average Class I mover was $16.44 per hundred-weight, 3% below the previous quarter and 12% above the first quarter of 2010.

First Quarter 2011 Fresh Dairy Direct-Morningstar Summary

	Q1 2011 $ millions	Y/Y Change

Fluid Milk Volume	—	-2.4%

Operating Income	$111	-12%

Class I Mover	$16.44/cwt.	+12%

Class II Butterfat	$2.21/lb.	+49%

Fresh Dairy Direct-Morningstar operating income in the first quarter was $111 million, a decrease of 12% from the $127 million reported in the first quarter of 2010. Volume weakness across the portfolio and continued pricing pressure offset strong progress on the Company’s cost reduction initiatives to result in the decline in operating income in the quarter.

WHITEWAVE – ALPRO

For the first quarter of 2011, the WhiteWave-Alpro segment reported net sales of $507 million, 7% higher than first quarter 2010 net sales of $474 million due to continued strong growth across the product portfolio. Among the key brands at WhiteWave-Alpro, net sales of Horizon Organic® branded milk increased slightly more than 20% in the first quarter. Branded creamer sales, which includes both International Delight® and Land O’Lakes® creamers, increased in the mid-single digits on continued strength behind International Delight innovation, despite an unfavorable holiday calendar in the quarter. Silk® sales increased mid-single digits on continued strength of Silk PureAlmond® and Silk PureCoconut®. Alpro sales increased mid-single digits in the quarter on a constant currency basis, as well as after currency translation.

First Quarter 2011 WhiteWave-Alpro Summary

Net Sales	Q1 2011 $ millions	Y/Y Change
WhiteWave-Alpro	$507	+7%

Operating Income
WhiteWave-Alpro	$48	+8%

Segment adjusted operating income in the first quarter for WhiteWave-Alpro was $47.9 million, an increase of 8% from $44.5 million in the first quarter of 2010.

CORPORATE EXPENSE

First quarter 2011 Corporate expense totaled $52.6 million, compared to $47.9 million in the first quarter of 2010.

SELLING, GENERAL AND ADMINISTRATIVE

Reducing selling, general and administrative (SG&A) expense is an area of focus for the Company in 2011. Management now expects to more than double its previous target of a $30 million reduction in the Company’s SG&A expense run-rate from 2010 levels by year end. As part of this effort, the Company eliminated 140 positions in these areas early in the second quarter.

CASH FLOW

Net cash provided by continuing operations for the three months ended March 31, 2011 totaled $37 million, compared to $70 million in the first quarter of 2010. Free cash flow provided by operations, which is defined as net cash provided by continuing operations less capital expenditures, totaled ($3) million for the first three months of 2011, compared to $24 million over the same period in 2010. A reconciliation between net cash provided by continuing operations and free cash flow provided by continuing operations is provided in the tables below. For the full year, the Company expects free cash flow from operations to exceed $200 million.

Capital expenditures totaled $40 million, compared to $46 million in the first quarter of 2010. Total debt outstanding, net of cash on hand, decreased by $95 million during the first quarter. Debt repayment in the first quarter was augmented by the receipt of proceeds from the sale of the Mountain High yogurt business. Total debt at March 31, 2011, net of $109 million in cash on hand, was $3.88 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, was 5.14x as of the end of the first quarter versus a maximum leverage covenant ratio of 5.75x. The current maximum leverage ratio remains in effect until March of 2012, when it steps down to 5.50x. The Company continues to focus on reducing its overall leverage and expects to exit 2011 with a leverage ratio of 4.75x or below.

FORWARD OUTLOOK

Significant challenges remain in the Fresh Dairy Direct-Morningstar business. Pricing on private label milk processing has been reset to lower levels and will continue to negatively impact year-over-year comparisons through the first half of the year. Additionally, volumes across the conventional milk industry are expected to remain soft over the coming quarters. Also, the restoration of incentive compensation to target levels will remain a headwind throughout the year.

“In this environment, we are focused on three fundamental things to improve the business,” said Mr. Engles. “First, we have stepped up our agenda to reduce costs and improve profitability. Second, because input cost volatility is here to stay, we are focused on pricing to offset inflation through efficient pricing mechanisms. We are working hard to maintain, and where necessary, improve our pricing tools. Third, to offset soft volumes at Fresh Dairy Direct-Morningstar, we are pursuing new business. Beginning in the second quarter, we should begin to see this new business volume mitigate some of the fluid milk volume weakness we’ve experienced recently. I’m encouraged by the progress we’ve made so far this year across these three fronts. We hope to drive improving results though the balance of the year and enter 2012 with renewed momentum.

“Looking ahead at the balance of the year, many challenges remain, but our ability to overcome them continues to improve.

“All told, we expect second quarter adjusted diluted earnings to be between $0.15 and $0.20 per share. Based on our performance in the first quarter, as well as our expectations for the second, we have raised our full year guidance to between $0.67 and $0.75 per adjusted diluted share.”

INDUCEMENT GRANTS

The Company also announced today that it granted stock options (“Options”) to purchase an aggregate of 28,852 shares of common stock and 32,460 restricted stock units (“RSUs”) in November 2010 to two newly hired, non-executive officer employees in connection with their employment with the Company. The Company also announced that it granted 20,485 Options and 7,764 RSUs in February 2011 to an executive officer employee per the terms of the letter agreement executed in connection with his employment with the Company in June 2010. The Options described above have an exercise price equal to the fair market value of Dean Foods stock at the close of business on the grant date, and vest in three equal annual installments, beginning on the first anniversary of the date of grant, expiring on the tenth anniversary of the date of grant. The RSUs described above vest in three equal annual installments, beginning on the first anniversary of the date of grant. All awards described above were approved by the Compensation Committee of the Company’s Board of Directors without stockholder approval as “inducement grants,” as such term is defined by the New York Stock Exchange.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s website at www.deanfoods.com/investors. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States and a European leader in branded soy foods and beverages. The Company’s Fresh Dairy Direct-Morningstar segment is the largest U.S. processor and distributor of milk, creamer, and cultured dairy products. These offerings are marketed under more than 50 local and regional dairy brands, as well as through private labels. The WhiteWave-Alpro segment produces and sells an array of branded dairy, soy and plant-based beverages and foods. WhiteWave brands, including Silk(R) soy and almond milk, Horizon Organic(R) milk and dairy products, International Delight(R) coffee creamers, and LAND O LAKES(R) creamers, are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food products.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance, cost reduction strategies, divestitures and expected financial performance. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted cost reductions, sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-7766; or Investor Relations, Barry Sievert, +1-214-303-3438

(Tables to follow)

# # #

DEAN FOODS COMPANY

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED
	Three months ended		Three months ended
	March 31,		March 31,
	2011	2010	2011		2010

Net sales	$3,049,854	$2,961,143	$3,049,854		$2,961,143
Cost of sales	2,299,572	2,213,349	2,299,572		2,213,349

Gross profit	750,282	747,794	750,282		747,794

Operating costs and expenses:
Selling and distribution	485,802	472,727	485,802		472,727
General and administrative	164,662	150,965	156,811	(a)	150,965
Amortization of intangibles	2,738	2,863	2,738		2,863
Facility closing and reorganization costs	10,643	1,551	—	(b)	—	(b)
Other operating income	(19,490)	—	—	(a)	—
Loss attributable to non-controlling interest in Hero JV	—	—	(1,837)	(c)	(2,214)	(c)

Total operating costs and expenses	644,355	628,106	643,514		624,341

Operating income	105,927	119,688	106,768		123,453

Interest expense	65,270	58,069	65,270		58,069
Other income, net	(48)	(181)	(45)		(181)

Income from continuing operations before income taxes	40,705	61,800	41,543		65,565

Income taxes	17,323	21,987	16,734	(d)	22,576	(d)

Income from continuing operations	23,382	39,813	24,809		42,989
Gain on sale of discontinued operations, net of tax	—	1,837	—		—	(e)
Loss from discontinued operations, net of tax	—	(733)	—		—	(e)

Net income	23,382	40,917	24,809		42,989
Net loss attributable to non-controlling interest	1,881	2,237	—	(c)	—	(c)

Net income attributable to Dean Foods Company	$25,263	$43,154	$24,809		$42,989

Average common shares:
Basic	182,817	181,235	182,817		181,235
Diluted	183,293	183,344	183,293		183,344

Basic earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$0.14	$0.23	$0.14		$0.24
Income from discontinued operations attributable to Dean Foods Company	—	0.01	—		—

Net income attributable to Dean Foods Company	$0.14	$0.24	$0.14		$0.24

Diluted earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$0.14	$0.23	$0.14		$0.23
Income from discontinued operations attributable to Dean Foods Company	—	0.01	—		—

Net income attributable to Dean Foods Company	$0.14	$0.24	$0.14		$0.23

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$108,609	$92,007
Other current assets	1,709,936	1,724,209

Total current assets	1,818,545	1,816,216
Property, plant and equipment, net	2,071,703	2,113,391
Intangibles and other assets	4,026,951	4,027,060

Total Assets	$7,917,199	$7,956,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities, excluding debt	$1,276,528	$1,266,715
Total long-term debt, including current portion	3,988,930	4,067,525
Other long-term liabilities	1,068,805	1,108,359
Total Dean Foods Company stockholders’ equity	1,567,361	1,499,525
Non-controlling interest	15,575	14,543

Total stockholders’ equity	1,582,936	1,514,068

Total Liabilities and Stockholders’ Equity	$7,917,199	$7,956,667

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended March 31,
	2011	2010
Operating Activities
Net cash provided by continuing operations	$37,183	$70,276
Net cash provided by discontinued operations	—	1,238

Net cash provided by operating activities	37,183	71,514

Investing Activities
Payments for property, plant and equipment	(40,411)	(45,992)
Proceeds from divestitures	91,780	—
Proceeds from sale of fixed assets	1,807	3,053

Net cash provided by (used in) continuing operations	53,176	(42,939)
Net cash used in discontinued operations	—	(83)

Net cash provided by (used in) investing activities	53,176	(43,022)

Financing Activities
Net repayment of debt	(79,037)	(28,496)
Issuance of common stock, net	(580)	(1,423)
Capital contribution from non-controlling interest	2,913	3,260
Other	—	193

Net cash used in financing activities	(76,704)	(26,466)

Effect of exchange rate changes on cash and cash equivalents	2,947	(1,143)

Increase in cash and cash equivalents	16,602	883
Cash and cash equivalents, beginning of period	92,007	45,190

Cash and cash equivalents, end of period	$108,609	$46,073

Computation of Free Cash Flow provided by continuing operations

Net cash provided by continuing operations	$37,183	$70,276
Net additions to property, plant and equipment	(40,411)	(45,992)

Free cash flow provided by continuing operations	$(3,228)	$24,284

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Three months ended March 31, 2011
	GAAP	Asset write-down & (Gain) Loss on sales of assets (a)	Facility Closing & Reorganization Costs (b)	Non-Controlling Interest in Hero JV (c)	(Income) Loss Discontinued Operations (e)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$111,482	$—	$—	$—	$—	$111,482
Whitewave - Alpro	46,091	—	—	1,837	—	47,928
Corporate	(60,493)	7,851	—	—	—	(52,642)
Facility closing and reorganization costs	(10,643)	—	10,643	—	—	—
Other income	19,490	(19,490)	—	—	—	—

Total operating income	$105,927	$(11,639)	$10,643	$1,837	$—	$106,768

Net income attributable to Dean Foods Company (d)	$25,263	$(7,003)	$6,549	$—	$—	$24,809

Diluted earnings per share	$0.14	$(0.04)	$0.04	$—	$—	$0.14

	Three months ended March 31, 2010
	GAAP	Asset write-down & (Gain) Loss on sales of assets (a)	Facility Closing & Reorganization Costs (b)	Non-Controlling Interest in Hero JV (c)	(Income) Loss Discontinued Operations (e)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$126,771	$—	$—	$—	$—	$126,771
Whitewave - Alpro	42,325	—	—	2,214	—	44,539
Corporate	(47,857)	—	—	—	—	(47,857)
Facility closing and reorganization costs	(1,551)	—	1,551	—	—	—
Other income	—	—	—	—	—	—

Total operating income	$119,688	$—	$1,551	$2,214	$—	$123,453

Net income attributable to Dean Foods Company (d)	$43,154	$—	$939	$—	$(1,104)	$42,989

Diluted earnings per share	$0.24	$—	$—	$—	$—	$0.24

*	See notes to Earnings Release Tables

For the three months ended March 31, 2011 and 2010, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP by excluding the following:

(a)	The adjustment reflects the elimination of a net gain resulting from the gain on sale of our Mountain High yogurt operations, which closed on February 1, 2011, offset by charges recorded in conjunction with the pending sale of our fluid milk operations at our manufacturing facility in Waukesha, Wisconsin as a result of the settlement, subject to court approval, of the Department of Justice civil action related to our acquisition of Foremost Farms, as well as the pending sale and cease of use of certain Corporate assets.

(b)	The adjustment reflects the elimination of charges related to announced facility closings and reorganization costs.

(c)	The results of operations for the Hero/WhiteWave joint venture have been consolidated for financial reporting purposes. The adjustment reflects the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own.

(d)	The adjustment reflects the income tax impact for income from continuing operations before income taxes adjustments (a) through (c).

(e)	The adjustment reflects the elimination of discontinued operations, net of tax.